Exhibit 99.1
Press Release

Clean Harbors Completes Acquisition of HEPACO
Transaction Broadens Clean Harbors Field Services and Emergency Response Capabilities
While Creating Significant Margin Improvement and Cross-Selling Opportunities

NORWELL, Mass. – March 25, 2024 – Clean Harbors, Inc. (“Clean Harbors” or the “Company”) (NYSE: CLH) today announced the completion of its acquisition of HEPACO, a leading environmental provider of field and emergency response services in the Eastern United States. Clean Harbors purchased HEPACO from Gryphon Investors for $400 million in cash. The acquisition was financed through proceeds from a recently completed $500 million expansion of the Company’s Term Loan facility. The terms of the $500 million expansion remain consistent with the existing and outstanding facility.

On an adjusted basis, HEPACO generated full-year 2023 EBITDA of approximately $36 million on $270 million of revenue. Clean Harbors expects the acquisition to generate cost synergies of approximately $20 million after the first full year of operations, which equates to a post-synergy acquisition multiple of 7.1 times. Based on the completion date of the transaction, Clean Harbors currently expects that HEPACO will add approximately $30 million of Adjusted EBITDA in 2024. Clean Harbors’ management plans to update its 2024 guidance when it reports its first-quarter results on May 1.

Eric Gerstenberg, Co-Chief Executive Officer of Clean Harbors, said, “HEPACO is an ideal cultural fit with our existing Field Services business, and we are confident that this will be a highly synergistic deal with strong margin improvement potential. We expect to achieve our targeted cost synergies in areas such as subcontracting, branch network, asset rentals, transportation and procurement. We welcome HEPACO’s talented team to Clean Harbors and look forward to a smooth integration in the coming months.”

Headquartered in Charlotte, North Carolina, HEPACO has approximately 1,000 employees and 900 vehicles at 40 regional locations in 17 states. Its primary offerings to its more than 2,000 customers include field services, environmental remediation and emergency response services. In addition to regional operations in those 17 states, HEPACO’s National Operations center provides 24-hour coverage across the continental U.S. through a network of contractors.

“As an established leader in Field Services, HEPACO will support the growth of our Environmental Services segment and our Vision 2027 long-term strategic plan,” said Mike Battles, Co-Chief Executive Officer of Clean Harbors. “The addition of HEPACO’s highly trained team, specialized equipment, geographic footprint, and rail and marine service capabilities enables us to tap into additional markets, as well as cross-sell our full suite of environmental and industrial services. HEPACO also provides the opportunity for us to drive additional volumes of waste to our network of disposal and recycling facilities.”
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058

About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, manufacturing and refining, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.

Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties surrounding the integration of HEPACO and those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts:

Eric J. Dugas	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058